Exhibit 99

175 Ghent Road Fairlawn, Ohio 44333 www.omnova.com

News Release

Contact:	Sandi Noah	Michael Hicks
	Communications	Investor Relations
	(330) 869-4292	(330) 869-4411

For Immediate Release

OMNOVA SOLUTIONS PROVIDES THIRD QUARTER 2005 EARNINGS PER SHARE

AND HURRICANE KATRINA UPDATES

FAIRLAWN, OHIO, September 13, 2005 – OMNOVA Solutions Inc. (NYSE:OMN) today reported that it expects earnings per share for the third quarter of 2005, ending August 31, 2005, to be $0.03 with net income of $1.4 million. Excluding restructuring and severance charges of $0.6 million related to workforce reductions, earnings per share is expected to be $0.05. This compares to a loss of $0.10 per share during the third quarter of 2004. Sales for the period totaled $207.0 million. Complete financial results, including business segment breakouts, will be available after the market closes on September 19, 2005. The Company’s third quarter 2005 conference call is scheduled for 11:00am ET on Tuesday, September 20, 2005.

“This is our second consecutive quarter of positive earnings per share with significant year-over-year improvement, and it occurred during a sustained period of record high oil prices and several days of reduced manufacturing and shipping activity at three of our plants due to Hurricane Katrina,” said Kevin McMullen, OMNOVA Solutions Chairman and Chief Executive Officer. “Our employees and their families in Mississippi and Alabama weathered the hurricane in good shape and our facilities sustained no damage.

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“Our thoughts and prayers go out to the areas of our country that were so greatly impacted by the devastation of this storm. Our employees and the OMNOVA Solutions Foundation have responded with contributions of nearly $30,000 to aid the relief effort,” McMullen said.

The Company, reiterating previous comments, expects to be profitable in the fourth quarter of 2005. While the raw material environment is very dynamic in the aftermath of Katrina, the Company anticipates it will have adequate supply of key raw materials.

OMNOVA Solutions will hold its quarterly conference call to discuss third quarter results on Tuesday, September 20, 2005, at 11:00am ET. The call will be webcast on OMNOVA Solutions’ website at www.omnova.com. OMNOVA will archive the call on its website until noon ET, September 27, 2005. Or, to listen to a digitized telephone replay (2:30pm, September 20 until 11:59pm ET, September 27, 2005), callers should dial:

(USA) 800-475-6701, Access Code 794297

(Int’l) 320-365-3844, Access Code 794297

Non-GAAP and Other Financial Measures – This earnings release includes non-GAAP financial measures, as defined by the Securities and Exchange Commission. Specifically, the net income (loss) and net income (loss) per diluted share excluding restructuring and severance costs (excluded items) are non-GAAP financial measures. Management believes that presenting this information provides a more accurate basis for investors to compare the financial results year over year. Set forth below is a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures.

	Three Months Ended August 31,		Nine Months Ended August 31,
Dollars in millions, except per share data	2005	2004	2005	2004
Net income (loss)	$1.4	$(4.2)	$(5.9)	$(9.7)
Excluded items (net of tax):
Work stoppage	—	—	1.7	—
Restructuring and severance	.6	—	5.9	.4

Net income (loss) before excluded items (net of tax)	$2.0	$(4.2)	$1.7	$(9.3)

Net income (loss) per diluted share	$.03	$(.10)	$(.15)	$(.24)
Net income (loss) per diluted share for excluded items (net of tax)	.02	—	.19	(.01)

Net income (loss) per diluted share before excluded items (net of tax)	$.05	$(.10)	$.04	$(.23)

Number of diluted shares outstanding	40.9M	40.2M	40.8M	40.1M

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This release contains statements concerning trends and other forward-looking information affecting or relating to the Company and its industries. These statements are intended to qualify for the protections afforded forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements may generally be identified by the use of forward-looking terms such as “may,” “should,” “projects,” “forecasts,” “seeks,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “likely,” “will,” “would,” “could,” or similar terms. Forward-looking statements address the Company’s business, results of operations, financial condition, significant accounting policies and management judgments, among other things, and include statements based on current expectations, estimates, forecasts and projections. There are many risks and uncertainties that could cause actual results or outcomes to differ materially from those described in the forward-looking statements, some of which are beyond the Company’s control, including inherent economic risks, changes in prevailing governmental policies and regulatory actions, and litigation risks inherent in the Company’s business. Some important risks, uncertainties and factors that could cause the Company’s actual results or outcomes to differ materially from those expressed in or implied by its forward-looking statements include, but are not limited to, the following: general economic trends affecting OMNOVA Solutions’ end-use markets; raw material prices and availability for petrochemicals and chemical feedstocks including styrene, butadiene, and polyvinyl chloride; ability to increase pricing to offset raw material cost increases; unexpected adverse litigation judgment and absence of or inadequacy of insurance coverage for such judgment; prolonged work stoppage resulting from labor disputes with unionized workforce; acts of war or terrorism; ability to develop successful new products; customer and/or competitor consolidation; customer ability to compete against increased foreign competition; operational issues at the Company’s facilities; availability of financing to fund operations at anticipated rates and terms; ability to successfully implement productivity enhancement and cost reduction initiatives; governmental and regulatory policies; rapid increases in health care costs; risks associated with foreign operations including fluctuations in exchange rates of foreign currencies; the Company’s strategic alliance and

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acquisition activities; assumptions used in determining pension plan expense and funding, such as return on assets and discount rates; compliance with extensive environmental, health and safety laws and regulations; and substantial debt and leverage and the ability to service that debt. The Company disclaims any obligation, other than imposed by law, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

OMNOVA Solutions is a technology-based company with 2004 sales of $746 million and a current workforce of 1,800 employees worldwide. OMNOVA is an innovator of emulsion polymers, specialty chemicals, decorative and functional surfaces, and single-ply roofing systems for a variety of commercial, industrial and residential end uses.

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Web Site: http://www.omnova.com